Independent Contractor Agreement

This Independent Contractor Agreement (the “Agreement”), effective as of November 13, 2015, (the “Effective Date”), is made between Bone Biologics Corporation, a corporation organized and existing under the laws of the State of Delaware and having a place of business at 321 Columbus Ave, Boston, MA 02116 (“Company”), and Dr. Scott Boden (“Consultant”), an individual having a place of business located at 2842 Cravey Drive, Atlanta, GA 30345.

In connection with its business, Company desires the assistance of Consultant, and Consultant is offering services to Company. Company and Consultant hereby agree as follows:

1. Consulting Services.

1.1 Services. Consultant will serve as Company’s Chief Medical Advisor and render the following services, in each case as specifically requested or directed by Company, relating to: the support of Company’s research and development efforts and the technical and/or clinical support of the Company, which for the purposes hereof may include, but not be limited to, physician-to-physician support, training, reimbursement, business development support and related technology evaluations, competitive analysis and surgeon education (the “Services”). Company understands that Consultant is a full-time faculty member at Emory University (“Emory”), and that Emory Policies prohibit faculty from advising on, or participating in the marketing, promotion, or sales of Company’s products or services. Accordingly, Consultant’s Services contemplated under this Agreement shall not include the marketing, promotion, or sales of Company’s products or services. Consultant’s Services as Chief Medical Advisor does not constitute Consultant being a member of company’s board of directors nor does it constitute Consultant being the chair of company’s scientific advisory board. Company shall provide Consultant with reasonable prior notice of any Services Company requires and Consultant agrees to render at least forty (40) hours of Services on behalf of the Company during each full calendar quarter of the term of this Agreement.

1.2 Cooperation. The Consultant shall use best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property. The Consultant agrees to declare in an appropriate way that he is a consultant to the Company whenever he writes or speaks in public about the Company or on any issue relating to the Company.

2. Compensation.

2.1 Stock Option. In exchange for the Services to be rendered by Consultant hereunder, Company shall issue Consultant a stock option to purchase 1,174,816 shares of the Company’s common stock, which as of the Effective Date corresponds to approximately 2.75% of the Company’s fully diluted shares outstanding. Such stock option shall have a term of ten (10) years, and all shares shall vest on the date that is the fourth (4th) year anniversary of the date of issuance of such stock option, subject to the terms of the Company’s Equity Incentive Plan. Notwithstanding the foregoing, (i) in the event of a termination of this Agreement by the Company without cause pursuant to Section 4.2, or by Consultant with or without cause pursuant to Section 4.3 and Section 4.2, respectively, a pro-rated portion of the shares issuable pursuant to the stock option (based on the number of months that have then elapsed from the Effective Date, divided by 48 months) shall, at the option of the Consultant, immediately vest, and (ii) in the event of a Change of Control of the Company prior to a termination of this Agreement, all shares issuable pursuant to the stock option shall, at the option of the Consultant, immediately vest. For the purposes of this Agreement, the term “Change in Control” means a merger, reorganization or consolidation involving Company in which the voting securities of Company outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation. The exercise price per share for the issued stock option will be One Dollar and Fifty Eight Cents ($1.58), or, if greater, the fair market value per share of the Company’s common stock as of the date of grant, as determined by the Board of Directors of the Company. Consultant shall have the right to forfeit the stock option at any time prior to exercise upon written notice to the Company.

2.2 Expenses. In addition to the foregoing compensation, Company shall reimburse Consultant for any out-of-pocket expenses incurred by Consultant in furtherance of the Services (the “Expenses”), provided that the Company authorize such Expenses in advance. Expenses shall not exceed Five Thousand Dollars ($5,000) per year during the Term of this Agreement without the prior written consent of the Company. The Consultant shall be solely responsible for all incidents of employment for himself and his agents or representatives, including without limitation, payment of all federal, state and local income and social security taxes and provision for workers compensation and employment insurance.

2.3 Reporting Obligations. The Consultant understands that the Company may have certain reporting obligations under the Federal Sunshine Act and various state laws with respect to the transparency and disclosure of the Consultant’s compensation and expenses for the Services provided pursuant to this agreement. The Consultant acknowledges and agrees that the Company may disclose such information as the Company, in its own judgment, determines to be necessary to comply with these transparency and disclosure requirements and Consultant agrees to cooperate with Company in fulfilling its reporting obligations, including, but not limited to promptly providing Company with any reasonably requested information in relation thereto. The Company will not publish or provide financial information relating to Services provided by the Consultant to third parties without the Consultant’s prior consent, unless such publication or provision is necessary to comply with applicable laws and regulations.

3. Non-Exclusivity and Conflicts. It is understood and agreed by and between Company and Consultant that Consultant maintains the right, at his sole discretion, to render similar consulting services, and/or otherwise seek employment with other companies during the Term of this Agreement, so long as the same: (i) does not create a conflict of interest between Consultant’s duties and obligations owed to the Company and Consultant’s duties and obligations owed to any third parties; (ii) does not obligate Consultant to provide, and shall not foreseeably obligate Consultant to provide services in connection with a product which directly competes with products commercialized or developed by the Company (which, for the purposes of this Agreement, such a competing product shall include, without limitation, products that add recombinant proteins or stem cells that are osteoinductive delivered locally on a carrier to generate bone formation in orthopaedic applications, and shall expressly exclude stand-alone demineralized bone matrix, small molecules, synthetic bone void fillers, or orthopaedic hardware implants); or (iii) does not in any way interfere with the business of the Company, and further provided that the confidentiality of information proprietary to the Company is at all times protected by Consultant in accordance with Article 5.

4. Term and Termination.

4.1 Term. The term of this Agreement shall commence on the Effective Date set forth above and shall remain in effect for an initial term of four (4) years, unless earlier terminated as provided in this Article 4; provided, however, that term of this Agreement will automatically renew for up to six (6) successive one (1) year periods at the end of the then-current term unless either party provides written notice of its desire to terminate at least forty-five (45) days prior to the expiration of the then-current term (the initial term and any subsequent renewals thereof being collectively referred to herein as the “Term”).

4.2. Termination Without Cause. Either party may terminate this Agreement for any reason upon ten (10) days prior written notice. In addition, Company may terminate this Agreement immediately upon written notice to Consultant (or his legal representative) in the event of the death or legal incapacity of Consultant.

4.3. Termination With Cause. In the event that a party commits a material breach of its obligations under this Agreement, the other party may terminate this Agreement upon ten (10) days prior written notice to the party in breach, unless the breach is cured within such ten-day notice period. Notwithstanding the foregoing, Company may terminate this Agreement immediately upon written notice if Consultant breaches or threatens to breach any provision of Articles 3, 5, 6, 7 or 9.

4.4 Effects of Termination. Any stock options that are unvested on the date of termination of this Agreement (after giving effect to any acceleration of vesting pursuant to Section 2.1) shall be forfeited on such date of termination. The following provisions shall survive the expiration or termination of this Agreement: Articles 5, 6, 7, 9, 10 and 11 and Sections 4.4 and 8.3.

5. Confidential Information.

5.1 Consultant recognizes that Consultant’s relationship with the Company is one of high trust and confidence by reason of Consultant’s access to and contact with trade secrets and confidential and proprietary information of the Company (collectively, “Confidential Information”). For the purposes of this Agreement, such Confidential Information includes, but is not limited to all Company information that is disclosed or otherwise made available to Consultant that: (1) is not generally known to, and cannot be readily ascertained by others, (2) has actual or potential economic value to the Company, and (3) is treated as confidential by the Company. By way of illustration but not limitation, Confidential Information includes: (i) information which relates to the Company’s actual or anticipated products, software, research, inventions, processes, techniques, designs, or other technical data; (ii) information regarding administrative, financial or marketing activities of the Company; (iii) information from or concerning the Company’s clients, customers, investors, subscribers, employees, contractors and/or other third parties who have dealings with the Company; and (iv) any materials or documents containing any of the above information.

5.2 The Consultant agrees to maintain the Confidential Information in strict confidence and to not disclose or permit the disclosure of such Confidential Information to any persons, except that Consultant, if a company, partnership, or other organized business, may disclose such Confidential Information to its directors, officers, agents, employees and consultants (collectively “Agents”) who need to know such Confidential Information in order to assist the Consultant in the Consultant’s duties to Company. The Consultant will allow its Agents to reproduce the Confidential Information only to the limited extent necessary to effectuate the Services set forth herein, with all such reproductions being considered Confidential Information. The Agents will be obligated to maintain the confidential nature of such Confidential Information and the Consultant will be responsible for any damages resulting from any breach of this Agreement by its Agents. The Consultant agrees to use such Confidential Information only for the purposes set forth herein and it shall not use any Confidential Information for its own benefit or for the benefit of any other person or business entity.

5.3 Consultant’s undertaking and obligations under Section 5.2 will not apply, however, to any Confidential Information which: (i) is or becomes generally known to the public through no action on Consultant’s part, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an executive officer of the Company.

5.4 Upon expiration or termination of this Agreement or at any other time upon Company’s request, Consultant will promptly deliver to the Company all notes, memoranda, notebooks, drawings, records, reports, files, diskettes, any other documents and any other storage media (and all copies or reproductions of such materials) in Consultant’s possession or under Consultant’s control, whether prepared by Consultant or others, which contain Confidential Information. The Consultant agrees that the Company (or any third party entrusting its own Confidential Information to the Company) is and shall remain the exclusive owner of the Confidential Information and of all patent, copyright, trademark, trade secret and other intellectual property rights in, or arising from, such Confidential Information. No option, license or conveyance of such rights to the Consultant is granted or implied under this Agreement.

5.5 The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in the course of providing Services for the Company.

6. Intellectual Property. The following rights and assignments in this Section 6 are subject to the Consulting Intellectual Property Waiver Policy attached hereto as Exhibit A and incorporated herein by reference:

6.1. Disclosure and Records. The Consultant shall promptly disclose to the Company any and all intellectual property that is authored, discovered, developed, derived or reduced to practice during the course of providing the Services (collectively, “Intellectual Property”). The Consultant shall maintain adequate records (whether written, electronic, or otherwise) to document such Intellectual Property, including without limitation the conception and reduction to practice of inventions, discoveries, findings, improvements, ideas, concepts, designs, presentations, recordings, publications, computer programs, algorithms, protocols, system and related documentation and shall make such records available to the Company upon request. The Company shall have sole ownership of all such records.

6.2. Ownership. The Consultant hereby agrees that any Intellectual Property subject to copyright protection is deemed to be a “work made for hire” as such term is defined in the U.S. Copyright Act. To the extent any Intellectual Property is not a work made for hire or is otherwise not deemed to be the sole and exclusive property of the Company, the Consultant hereby agrees to, and hereby does, assign, convey, and grant to the Company all of the Consultant’s entire right, title, and interest in and to the Intellectual Property and any and all patents, patent applications, copyrights, copyright registrations and other forms of legal recognition and protection relating to the Intellectual Property. Upon request, the Consultant shall cooperate with the Company, at the expense of the Company, in obtaining legal protection for the Intellectual Property. The Consultant agrees to execute all lawful documents that the Company may reasonably request in order to perfect the Company’s rights in, and to apply for, maintain, enforce and defend legal recognition of, the Intellectual Property; in the event that the Consultant should fail or refuse to execute such documents within a reasonable time, the Consultant hereby appoints the Company as Consultant’s attorney-in-fact to execute and deliver any such documents on his behalf. If in the course of providing Services to the Company, the Consultant incorporates into the deliverables, Confidential Information, or Intellectual Property any intellectual property IP owned or controlled by Consultant or in which the Consultant has an interest, the Company is hereby granted, and shall have, a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such intellectual property as part of or in connection with any such deliverable, Confidential Information or Intellectual Property.

6.3. Third-Party Intellectual Property. The Consultant acknowledges that the Company does not desire to acquire any trade secrets, know-how, confidential information, or other intellectual property that the Consultant may have acquired from or developed for any third party (“Third-Party IP”). The Consultant agrees that in the course of providing the Services, the Consultant shall not improperly use or disclose any Third-Party IP, including without limitation any intellectual property of (i) any former, existing or future employer or clients, customers or contacts of Consultant, (ii) any person for whom the Consultant has performed or currently performs consulting services, or (iii) any other person to whom the Consultant has a legal obligation regarding the use or disclosure of such intellectual property.

6.4 Company Trademarks. The Consultant shall not use any of the trademarks, trade names or trade dress of the Company or its affiliates without the prior written consent of the Company.

7. Non-Solicitation. Consultant agrees that during the Term of this Agreement and for one (1) year thereafter, Consultant will not, directly or indirectly, either for Consultant or any other person or entity, induce, influence or solicit any person who is engaged as an employee, agent, independent contractor, or otherwise by the Company to terminate his employment or engagement with the Company. Consultant further agrees that during the Term of this Agreement Consultant will not approach or solicit in any manner, either for Consultant or any other person or entity, any customer of the Company to cease doing business with the Company or to do business with Consultant or with any other person or entity.

8. Independent Contractor Status.

8.1 For all purposes, the Consultant shall be deemed to be an independent contractor, and not an employee, agent or partner of, or joint venturer with, the Company. Any Agent, assistant or other person Consultant retains in connection with the creation and preparation of the works described herein or the provision of the Services covered by this Agreement shall be at Consultant’s own cost and expense and will not, in any event, be or be deemed to be agents or employees of the Company. Accordingly, neither Consultant, nor any employee of Consultant, shall be entitled to any rights or benefits to which any employee of the Company or any of its affiliates may be entitled. The Company shall not withhold any amounts on account of any withholding or employment taxes from any payments to the Consultant under this Agreement, and it shall be the sole responsibility of the Consultant to report and pay all applicable income taxes on all such payments. The Consultant will obtain its own liability and Workers Compensation coverages.

8.2 As an independent contractor, the method and means employed by the Consultant for performance of the terms and conditions of the Agreement shall be and are solely at the discretion and expense of the Consultant and under the Consultant’s sole control. The Consultant shall be the sole judge as to the method and manner in which the Consultant performs Services under this Agreement. The Consultant shall be responsible for all risks incurred in connection with the Consultant’s performance of Services under this Agreement. Any persons employed by or contracting with the Consultant to perform any part of the Consultant’s obligations hereunder shall be under the sole control and direction of the Consultant, and the Consultant shall be solely responsible for all liabilities and expenses thereof. The Company shall have no right or authority with respect to the selection, control, direction, compensation or length of employment of such person(s).

8.3 The Consultant will not have any authority to commit or bind the Company to any contractual or financial obligations without the Company’s express prior written consent.

9. Representations & Warranties.

9.1 The Consultant represents and warrants to the Company that: (i) the execution of this Agreement represents Consultant’s free and voluntary act; (ii) all works and deliverables prepared and submitted by Consultant under this Agreement will be original and will not infringe any patent or copyright or infringe or violate any other proprietary or other rights of any other person or entity; (iii) Consultant has not previously assigned, transferred or otherwise encumbered any rights granted to the Company under this Agreement; (iv) Consultant will not disclose to the Company, or induce the Company to use or disclose any confidential information or material belonging to third parties, except with the express written permission of the Company and the owner of such information or material; and (v) neither the Consultant nor any of its employees, Agents or representatives rendering Services hereunder are subject to any agreement, including but not limited to a non-competition or non-disclosure agreement, which would affect their ability to enter into and/or perform its obligations under this Agreement.

9.2 The Consultant further represents, warrants and covenants to the Company that the Consultant will comply with all laws applicable to Consultant’s performance under this Agreement, including, but not limited to all applicable anti-bribery and antitrust laws and those laws applicable to the Company’s commercialization, promotion, marketing, distribution and sale of its products. The Consultant further represents and warrants to the Company that neither the Consultant nor any of its employees, Agents or representatives have been debarred or suspended or are not currently under investigation by the U.S. Food and Drug Administration for debarment or suspension action, or has not been convicted or indicted for a crime or otherwise engaged in conduct for which a person can be debarred or suspended under 21 U.S.C. §335a(a) or (b) and that upon receiving notice of debarment or any such investigation or commencement of any such proceeding concerning Consultant or any of its employees, Agents or representatives, Consultant shall promptly notify Company and acknowledges and agrees that Company shall have the right to terminate this Agreement.

9.3 The Company and Consultant declare that this Agreement is in no way associated with any business or sales activities between the parties hereto and in particular Consultant is by no means obligated to prescribe, recommend or purchase any goods from the Company.

9.4 The Consultant represents and warrants that the performance of Services pursuant to this Agreement does not represent an infringement of his employment obligations and that it is in accordance with the statutory and internal regulations of his employer and all other statutory or other regulations. The Consultant further represents and warrants that he has fully informed the management of his medical agency/institution or other employer about the execution and content of this Agreement and that he has obtained the necessary approvals that are required for performance of this Agreement.

9.5 The Consultant represents and warrants that he will perform the Services in accordance with generally accepted professional standards as well as standards designated by the Company. The Consultant shall perform all work performed as part of the contractual relationship with the Company in a manner consistent with all applicable laws, regulations and standards. The Consultant represents and warrants that he has not made or provided, and will not make or provide, any payment or benefit, directly or indirectly, to government officials, customers, business partners, healthcare professionals or any other person in order to secure an improper benefit or unfair business advantage, affect private or official decision-making, affect prescription behavior, or induce someone to breach professional duties or standards.

9.6 The Consultant will immediately report to the Company in writing any suspected or detected violation of the above principles in connection with the Company’s business and, in such cases, will cooperate fully with the Company in reviewing the matter. In the event that the Company believes, in good faith, that the Consultant has violated any of the above principles, the Company shall have the unilateral right to terminate the contractual relationship with immediate effect.

9.7 The Company may rely conclusively on the truth of the warranties and representations set forth above in dealing with any third parties in connection with the disposition or licensing of any rights granted under this Agreement. Each of the foregoing warranties and representations shall survive the termination of this Agreement.

10. Indemnity; Insurance.

10.1 Indemnification. The Consultant agrees to indemnify, defend and hold the Company and its employees, agents and licensees harmless from any third party claims, demands, liabilities, suits, damages, losses or expenses (including attorney’s fees) suffered that arise or are caused by: (a) the Consultant’s negligence or by Consultants breach of this Agreement; or (b) the Consultant’s failure to pay the taxes, penalties, and payments referenced in Section 7 of this Agreement. The Company agrees to indemnify, defend and hold the Consultant harmless from any third party claims, demands, liabilities, suits, damages, losses or expenses (including attorney’s fees) to which the Consultant may become subject and which arise out of or are caused by or are based upon the Services rendered by Consultant hereunder; and/or arising out of any theory of product liability, including, but not limited to actions in the form of tort, warranty or strict liability, including but not limited to claims based on defects or alleged defects in the manufacture, workmanship or design of a product manufactured or sold by the Company or a Company affiliate, its successors and/or assigns; in each case except to the extent that such claims, losses, damages or liabilities arise, in whole or in part, as a result of Consultant’s negligence or intentional misconduct or Consultant’s breach of this Agreement.

10.2 Insurance. Consultant acknowledges that his rendering of Services hereunder may not be fully or adequately covered by Company’s liability insurance and accordingly, Consultant shall, at his sole discretion and expense, procure and maintain liability insurance of the type and for the insured values that are reasonable and customary having regard to industry standards for business activities of the type in which Consultant will be engaged. Upon request, and to the extent that Consultant, at his sole discretion, elects to procure such coverage, Consultant shall provide certificates of insurance to the Company prior to commencement of the Services.

11. Miscellaneous.

11.1 Assignment. Consultant may not assign this Agreement, or any interest herein, or delegate duties and obligations hereunder without the written consent of the Company. The Company may assign this Agreement to an affiliate or in connection with a Change of Control.

11.2 Remedies. Consultant understands and acknowledges that the Company’s remedies at law for any material breach of this Agreement are inadequate and that any such breach may cause irreparable harm to the Company. Consultant therefore agrees that, in addition to any other rights and remedies as may exist in the Company’s favor, the Company may apply to any court having jurisdiction to enforce the specific performance of the provisions thereof, and shall be entitled to injunctive relief against any act which would violate those provisions. Consultant further agrees that Consultant shall not, in any equity proceeding relating to the enforcement of this Agreement, raise the defense that the Company has an adequate remedy at law. It is further agreed that in the event of a breach of this Agreement by Consultant or anyone acting on Consultant’s behalf or at Consultant’s direction, the Company shall be entitled to any and all consequential damages arising from said breach, including, but not limited to, lost profits. It is also expressly agreed that, in the event of such a breach, the Company shall also be entitled to recover all of its costs and expenses (including attorney’s fees) incurred by the Company in enforcing its rights hereunder.

11.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Bone Biologics Corporation

Attn: Legal Affairs

321 Columbus Ave, Suite 300

Boston, MA 02116

If to Consultant:

Dr. Scott Boden

2842 Cravey Drive

Atlanta, GA 30345

11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

11.5 Headings. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

11.6 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors, assigns, heirs, and personal representatives.

11.7 Waivers. No provision in this Agreement may be waived unless such waiver is agreed to in writing signed by the Consultant and by a duly authorized officer of the Company. No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

11.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting it and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. The parties hereto expressly submit to the exercise of personal jurisdiction over them by any courts located within the State of Delaware. The parties also expressly agree and acknowledge that service in accordance with the notice provisions herein shall constitute adequate service of process with respect to any legal proceedings initiated to interpret or enforce this Agreement, and the parties further agree not to challenge either the exercise of such jurisdiction or the adequacy of such service.

11.10 Dispute Resolution. If a dispute arises under this Agreement, before initiating a lawsuit or invoking the arbitration provisions of this Section 11.10, the parties shall attempt in good faith to settle such dispute by negotiation between the parties’ designated senior officials. If the parties are unable to resolve the dispute or to agree upon a mechanism to resolve the dispute within ten (10) business days following the first written request for dispute resolution hereunder, then at the request of either party, the dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) in accordance with the AAA Commercial Arbitration Rules (“AAA Rules”), and judgment may be entered on the arbitration award by a court of competent jurisdiction. All disputes submitted to arbitration will be decided by a single arbitrator who must be a retired judge on the AAA National Roster of Commercial Arbitrators and selected in accordance with the AAA Rules and will be held in Boston, Massachusetts, unless otherwise mutually agreed upon by the parties. This Section 11.10 shall not preclude the Company from exercising the remedies set forth in Section 11.2.

11.11 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the Services and Consultant’s advisory and consulting relationship with the Company. This Agreement supersedes any prior agreements or arrangements, relative to the Services and Consultant’s advisory and consulting relationship with the Company. No modifications of any provisions of this Agreement shall be made unless made in writing and signed by the parties hereto.

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IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as a sealed instrument by its duly authorized representative, effective as of the Effective Date first written above.

Bone Biologics Corporation		DR. SCOTT BODEN

By:	/s/ Stephen R. LaNeve	By:	/s/ Scott D. Boden, MD
Name:	Stephen R. LaNeve	Name:	Scott D. Boden, MD
Title:	CEO	Title:
Date:	November 13, 2015	Date:	November 13, 2015

Taxpayer ID:

Check one:
[ ] Employer Identification Number (EIN)
[ ] Social Security Number (SSN)

(Required for tax purposes)

Exhibit A

Consulting Intellectual Property Waiver Policy

Emory University, a nonprofit Georgia corporation with offices located at 1599 Clifton Road NE, 4th Floor, Mailstop 1599/001/1AZ Atlanta, Georgia 30322, (“Emory”) has certain rights in intellectual property that is developed by its employees during the course of their employment, as noted in Section 7.6 of the Emory University Intellectual Property Policy.

Based on its internal policy, and subject to all of the conditions below, Emory will waive its ownership rights in Inventions that are generated during, and as a direct result of, consulting services under a consulting agreement that is executed between an employee (the “Consultant”) and a third party (the “Company”). “Invention” means any and all ideas, inventions, improvements, or suggestions conceived, made, or reduced to practice by a Consultant.

The waiver of Emory’s rights is conditional on all of the following terms (i)-(v) being met.

(i) The Consultant has disclosed the Invention to Emory University’s Office of Technology Transfer;

(ii) The Invention was created without the use of Emory resources, including, but not limited to, monies from internal or external sources, facilities, space, equipment, services, or personnel (other than Consultant);

(iii) The Consultant has not, and will not, receive any payments or other compensation, other than the payment specified in the Consulting Agreement, in consideration of the assignment of any Invention to the Company, including, but not limited to, bonuses, equity, royalties, an ownership interest in any Inventions, or any profits resulting from commercialization of any Invention;

(iv) The Consultant and members of his/her immediate family do not have any other relationship or agreement with the Company, including, but not limited to, employment agreements, license agreements, equity agreements, or fiduciary obligations; and

Should any of the above terms not be met for any individual Invention, Emory reserves the right to assert its ownership to said inventions.